Exhibit (g)(1)(iii)
BB&T FUNDS
AMENDMENT TO THE CUSTODY AGREEMENT
     THIS AMENDMENT is made as of May 1, 2010 between U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America (the “Custodian”), and BB&T Variable Insurance Funds, a Massachusetts business trust (the “Trust”).
RECITALS
     WHEREAS, the Trust and the Custodian entered into the certain Custody Agreement, dated August 31, 2006 (as amended, supplemented or modified from time to time, the “Agreement”), pursuant to which the Custodian acts as custodian of the cash and securities of each series of the Trust and shall be compensated for providing such services set forth in the Agreement in accordance with the fee schedule set forth on Exhibit D thereto; and
     WHEREAS, in accordance with Section 14.2 of the Agreement, the Trust and the Custodian wish to amend Exhibit D;
     NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, the parties hereby agree as follows:
     1. Amendment.
     Exhibit D to the Agreement is hereby superseded and replaced with Amended and Restated Exhibit D attached hereto.
     2. Miscellaneous.
     (a) Section headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.
     (b) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.
     (c) Capitalized terms used but not defined in this Amendment have the respective meanings ascribed to them in the Agreement.
     (d) Except as provided in this Amendment, the provisions of the Agreement remain unchanged and in full force and effect.
     (e) Matters Relating to the Trust as a Massachusetts Business Trust. The names “BB&T Variable Insurance Funds” and “Trustees of BB&T Variable Insurance Funds” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of June 2, 2007, as amended, to which reference is hereby made and a copy of which is on file at the Office of the

Secretary of State of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of “BB&T Variable Insurance Funds” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

BB&T VARIABLE INSURANCE FUNDS
By:	/s/Todd M. Miller
	Name:	Todd M. Miller
	Title:	V.P. BB&T Variable Insurance Funds

U.S. BANK NATIONAL ASSOCIATION
By:	/s/Michael R. McVoy
	Name:	Michael R. McVoy
	Title:	Vice President

AMENDED AND RESTATED EXHIBIT D
to the
Custody Agreement between BB&T Variable Insurance Funds and U.S. Bank, N.A.
Fee Schedule
Custody Fees:
•	.005% (.0005) on the first $5 billion in assets

•	.004% (.0004) on assets exceeding $5 billion
Securities Lending Program Transfer Fees:
In addition, a fee of $8 per transfer will be assessed for each transfer of securities from U.S. Bank, N.A. to Mellon Bank, N.A. (or an affiliate thereof) made on behalf of BB&T Funds in connection with the BB&T Funds’ securities lending program.

Amended and Restated Exhibit D (continued)
to the
Custody Agreement between BB&T Variable Insurance Funds and U.S. Bank, N.A.
BB&T Variable Insurance Funds
GLOBAL SUB-CUSTODIAL SERVICES
ANNUAL FEE SCHEDULE

		Safekeeping	Transaction			Safekeeping	Transaction
Country	Instrument	(BPS)	Fee	Country	Instrument	(BPS)	Fee
Argentina	All	12.00	$32	Lebanon	All	20.00	$72
Australia	All	1.50	$23	Lithuania	All	16.00	$40
Austria	All	18.75	$68	Luxembourg	All	3.20	$25
Bahrain	All	40.00	$112	Malaysia	All	2.90	$39
Bangladesh	All	32.00	$120	Mali*	All	32.00	$124
Belgium	All	1.88	$34	Malta	All	17.60	$60
Benin*	All	32.00	$124	Mauritius	All	24.00	$80
Bermuda	All	12.00	$48	Mexico	All	2.25	$10
Botswana	All	20.00	$40	Morocco	All	28.00	$80
Brazil	All	11.25	$26	Namibia	All	24.00	$40
Bulgaria	All	32.00	$64	Netherlands	All	2.25	$19
Burkina Faso*	All	32.00	$124	New Zealand	All	2.00	$26
Canada	All	1.00	$9	Niger*	All	32.00	$124
Cayman Islands*	All	0.80	$8	Nigeria	All	24.00	$40
Channel Islands*	All	1.20	$20	Norway	All	2.25	$34
Chile	All	16.00	$48	Oman	All	40.00	$112
China“A” Shares	All	11.25	$49	Pakistan	All	24.00	$80
China“B” Shares	All	9.60	$42	Peru	All	35.00	$85
Columbia	All	32.00	$80	Philippines	All	3.90	$36
Costa Rica	All	12.00	$48	Poland	All	18.75	$38
Croatia	All	28.00	$52	Portugal	All	11.25	$64
Cyprus*	All	12.00	$45	Qatar	All	36.00	$112
Czech Republic	All	15.00	$38	Romania	All	28.00	$80
Denmark	All	2.25	$38	Russia	Equities/Bonds	30.00	$165
Ecuador	All	28.00	$52	Russia	MINFINs	12.00	$40
Egypt	All	25.60	$64	Senegal*	All	32.00	$124
Estonia	All	5.60	$20	Singapore	All	1.50	$20
Euromarkets(3)	All	1.00	$4	Slovak Republic	All	20.00	$88
Finland	All	3.75	$34	Slovenia	All	20.00	$88
France	All	1.88	$34	South Africa	All	2.25	$11
Germany	All	1.00	$23	South Korea	All	7.50	$15
Ghana	All	20.00	$40	Spain	All	2.25	$38
Greece	All	15.00	$79	Sri Lanka	All	12.00	$48
Guinea Bissau*	All	40.00	$124	Swaziland	All	24.00	$40
Hong Kong	All	4.20	$45	Sweden	All	1.50	$34
Hungary	All	24.50	$60	Switzerland	All	1.50	$38
Iceland	All	12.00	$45	Taiwan	All	15.00	$94
India	All	48.75	$188	Thailand	All	2.90	$22
Indonesia	All	9.00	$68	Togo*	All	32.00	$124
Ireland	All	2.25	$15	Trinidad & Tobago*	All	24.00	$52
Israel	All	9.60	$29	Tunisia	All	32.00	$36
Italy	All	2.25	$38	Turkey	All	9.60	$10
Ivory Coast	All	32.00	$124	UAE	All	36.00	$104
Jamaica*	All	28.00	$40	United Kingdom	All	1.13	$8
Japan	All	1.13	$11	Ukraine	All	22.50	$34
Jordan	All	32.00	$100	Uruguay	All	40.00	$52
Kazakhstan	All	48.00	$120	Venezuela	All	32.00	$100
Kenya	All	24.00	$40	Vietnam*	All	32.00	$104
Latvia	Equities	12.00	$60	Zambia	All	24.00	$40
Latvia	Bonds	20.00	$72

*	Additional customer documentation and indemnification will be required prior to establishing accounts in these markets.

•	Euroclear — Eurobonds only. Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge (surcharge schedule available upon request).

•	For all other markets specified above, surcharges may apply if a security is held outside of the local market.
Straight Through Processing — fees waived.
Cash Transactions:
•	3rd Party Foreign Exchange — a Foreign Exchange transaction undertaken through a 3rd party will be charged $50.
Out of Pocket Expenses
•	Charges incurred by U.S. Bank, N.A. for local taxes, stamp duties or other local duties and assessments, stock exchange fees, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

•	A surcharge may be added to certain out-of-pocket expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.

•	SWIFT reporting and message fees.